Exhibit 1
JOINT FILING AGREEMENT
     The undersigned persons, on May 8, 2008, agree and consent to the joint filing on their behalf of this Schedule 13D in respect of the Common Shares of Thomson Reuters Corporation.

The Bank of Nova Scotia

By:

Name: Deborah Alexander
Office: Executive Vice-President, General Counsel and Secretary

The Bank of Nova Scotia Trust Company

By:

Name: Gerald W. Owen
Office: Managing Director, Estates and Trusts

By:

Name: Brian McCabe
Office: Managing Director and Head, Scotiatrust